EXHIBIT 10.23

STEELCLOUD, MEA JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (“Agreement”) is entered into on the 13th day of October, 2008, by and among the members listed on Exhibit 1 with respect to the SteelCloud MEA Joint Venture (“Company”).

Explanatory Statement

The parties agree to organize and operate the Company in accordance with the terms of, and subject to the conditions set forth in this Agreement.  Certain capitalized terms are defined in Paragraph 13.

NOW, THEREFORE, for valuable consideration, the parties, intending legally to be bound, agree as follows:

1.            Formation and Name; Office; Purpose; Term.

1.1.           Organization.  The parties confirm the organization of a Limited Liability Company pursuant to United Arab Emirates/Jebel Ali Free Zone laws, effective upon acceptance of the application of the organization submitted on or about 11 September 2008 by the Jebel Ali Free Zone.

1.2.           Name of the Company.  The name of the Company is "SteelCloud, MEA Joint Venture" and it shall be an FZCO.

1.3.           Purpose.  The purposes for which the Company is formed are to provide technology products produced by the Company or its members to end users and resellers in the United Arab Emirates, the Kingdom of Saudi Arabia, and elsewhere as the Company may determine, and to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, limited liability companies of a similar character by the General Laws of United Arab Emirates/Jebel Ali Free Zone, now or hereinafter in force related to said Contract.

1.4.           Term.  The term of the Company began upon the acceptance of the application submitted on or about 11 September 2008 by the Jebel Ali Free Zone, and shall continue for 1 year, which automatically renew on its anniversary, unless terminated pursuant to Paragraph 9 of this Agreement.

1.5.           Principal Office.  The principal office of the Company shall be 14040 Park Center Drive, Suite 210, Herndon, VA 20171, USA, which is also the office of Member SteelCloud.

1.6.           Members.  The names, addresses, Membership Units and the Membership Percentages of the Members are set forth on Exhibit 1.

2.            Capital; Capital Accounts.

2.1.           Member Loans or Services.  Loans or services by any Member to the Company shall not be considered contributions to the capital of the Company and shall be upon such commercially reasonable terms as the Member and the Company may negotiate.

2.2.           No Interest on Capital Contributions.  Members shall not be paid interest on their Capital Contributions.

2.3.           Return of Capital Contributions.  Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of any Capital Contribution.

2.4.           Capital Accounts.  A separate Capital Account shall be maintained for each Interest Holder as set forth in Paragraph 13.1 hereof.

2.5.           No Subsequent Capital Contributions.  No capital contribution shall be accepted from any Member that alters the ratio of profit and loss allocation from that established on Exhibit 1 as of the date of this Agreement.  Members shall have no obligation to contribute any capital to the Company other than the initial Capital Contribution.

3.            Currency, Profit, Loss, and Distributions.

3.1.           Accepted Currency.  All transactions involving the Company and its Members shall be determined in U.S. Dollars.  All distributions, dividends and payments due and payable to XSAT FZE shall be payable in Dubai at the address for XSAT FZE.

3.2.           Allocation of Profit or Loss.  Profit or Loss shall be allocated to the Interest Holders in proportion to their Membership Percentages.  Special and regulatory allocations are addressed in Paragraph 12.

3.3.           Distributions.  The Members, by majority vote, may decide how much, if any, and when distributions are made to the Members.

3.4.           Allocation and Distribution to Holder of Record.  All Profit and Loss shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made.  However, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit or Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days that each was an Interest Holder during the taxable year.

3.5.           Distributions Upon Liquidation.  Distributions upon liquidation of the Company are addressed in Paragraph 10.

4.             Member Meetings.

4.1.           Member Meetings.  There shall be at least two (2) semi-annual general meetings of the Members per year at a time determined by the Manager.

4.2.           Special Meetings.  Special meetings of the Members may be called at any time for any purpose or purposes upon the request in writing of the holders of any member or by the Manager.  Such request shall state the purpose or purposes of the meeting.  Business transacted at all special meetings of Members shall be confined to the purpose or purposes stated in the notice of the meeting.

4.3.           Place of Holding Meetings.  Unless otherwise agreed by holders of a majority of Membership Units of the Members, all meetings of Members shall be held at the principal office of the Company.  Members may attend meetings via teleconference or videoconference.

4.4.           Notice of Meetings.  Written notice of each meeting of the Members shall be mailed, or e-mailed, to each Member of record entitled to vote at his post office address or e-mail address, as it appears upon the books of the Company, at least ten (10) days before the meeting.  Each such notice shall state the place, day, and hour at which the meeting is to be held and, in the case of any special meeting, shall state briefly the purpose or purposes thereof.  Any notice of meeting may be waived by any Member.

4.5.           Quorum.  The presence in person or by proxy of Members holding of record a majority of the Membership Units shall constitute a quorum at all meetings of the Members, except as otherwise provided by law, by the Articles or by this Agreement.

4.6.           Voting.  At all meetings of Members, every Member entitled to vote shall have a vote equal to the number of his Membership Units.  Such vote may be either in person or by proxy appointed by an instrument in writing subscribed by such member or his duly authorized attorney-in-fact, bearing a date not more than three (3) months prior to said meeting, unless such instrument provides for a longer period.  Such proxy shall be signed and dated.  All elections shall be had and all questions shall be decided by a majority of the votes cast at a duly constituted meeting, except as otherwise provided by law or by this Agreement.

5.            Management of Joint Venture and Performance of Work.

5.1.           Management Generally.  Each party shall participate in the management of the Company.  SteelCloud is designated the managing venturer (“Manager”).  The parties designate Kevin Murphy, an employee of SteelCloud, as the Manager.  Should Murphy’s employment with SteelCloud terminate, the parties will cooperatively select a replacement who shall be an employee of SteelCloud.  SteelCloud shall maintain the books and records of the Company at the Company’s principal office, and shall account to the Members for all revenues and costs of the Company.

5.2.           Power, Authority and Duties of Manager.  The Manager shall have the right, power and authority, on behalf of the Company and in its name, to exercise all of the rights, powers and authority of the Company under the controlling law, and to adopt such rules and regulations for the conduct of their meetings and the management of the Company, subject to any express limitations set forth herein.  The Manager shall have the powers necessary for and shall perform all duties incident to the office of President under the laws of United Arab Emirates/Jebel Ali Free Zone.  The Manager will negotiate all contracts on behalf of the Company.

5.3.           Compensation of Manager.  The Manager shall not receive any compensation for any duties as Manager.

5.4.           Equipment and Facilities.  SteelCloud and XSAT shall provide the Company the equipment and facilities, if any, listed on Exhibit 2 as part of each Member’s capital contributions, at the values stated therein.

5.5.           Proposal Preparation.  The parties shall use their best effort to prepare proposals for presentation to clients.

5.6.           Performance Responsibilities.  The responsibilities of the Members with regard to Contract performance, source of labor, and negotiation of the Contract shall be as follows:

5.6.1.     SteelCloud’s Responsibilities.  SteelCloud will provide product and Intellectual Property; appropriate training, control record keeping, finance, administrative and legal matters; product training; production, assembly, testing and image loading of products to be sold by the Company; and provide sales functions and marketing assistance as needed.

5.6.2      XSAT’s Responsibilities. XSAT will provide a local presence (includes office space, signage, etc.) in the Territory; create demand for product; provide account management for Company customers; and represent the Company in the Territory.  XSAT will work with SteelCloud to ensure that its staff is trained to perform product warranty, support, and logistical services required by the Company.  XSAT will stock spare product units and parts, provide fulfillment and logistical administration on Company orders, and provide warranty services as directed by the Company.

5.7.           Liability and Indemnification.

5.7.1. The Manager shall at all times act in a fiduciary capacity for the Company.  The Manager shall not be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act performed with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

5.7.2. The Company shall indemnify the Manager to the fullest extent permitted by law for any act performed by the Manager with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

6.            Transfer of Interests and Withdrawal of Members.

6.1.         General Prohibition on Transfers.  A Member may not, without the prior written consent of all of the other Members, voluntarily or involuntarily, under any circumstances and in any manner whatsoever, dispose of or encumber any of the Membership Units which such Member now owns or hereafter at any time shall acquire, other than in strict accordance with the terms of this Agreement.  Any such attempted disposition or encumbrance in violation of this Agreement shall be void.

6.2.         Right of First Offer.  A Member shall have the right to sell his Membership Units to a third party so long as he first offers it to the other Members.

6.2.1. In the event that a Member (“Offering Member”) desires to sell all, but not less than all, of his Membership Units (“Offered Units”), the Offering Member shall notify the other Members in writing of such desire (“Offering Notice”).  The Offering Notice shall contain the price and terms that the Offering Member desires to accept.

6.2.2. The other Members shall have a period of fourteen (14) days to elect to purchase, on a pro rata basis according to the number of Membership Units owned by such Members, the Membership Units of the Offering Member at the Offer Terms.  Such election must be made in writing within such fourteen (14) day period.

6.2.3. In the event that some of the other Members do not exercise their options with respect to the purchase of some but not all of the Offered Units, the Members that exercised their options (“exercising Members”) shall have an additional option, for a period of seven (7) days after the expiration of such fourteen (14) day period, to purchase on a pro rata basis according to the number of Membership Units owned by such exercising Members, all of the balance of such Offered Units at the Offer Terms so that all the Membership Units of the Offering Member are purchased.  Such election must be made in writing within such additional seven (7) day period.  The closing of the purchase of the Offered Units shall take place at the offices of the Company no later than seven (7) days after the expiration of the final option period or by mail as may be appropriate.

6.2.4. If the other Members do not exercise their options to purchase all of the Offered Units, then the Offering Member shall be free, for a period of one hundred eighty  (180) days following the expiration of last period within which options could be exercised, to sell the Offered Units to a third party, provided, however, that the Offering Member may sell the Offered Units only for an amount equal to or greater than the price set forth in the Offer Terms and upon terms and conditions reasonably considered more favorable to the Offering Member.  In the event that the Offered Units are not sold within such one hundred eighty (180) day period, then the Offering Member shall be required to again comply with the provisions of this paragraph for any subsequent sale.

6.3.         Voluntary Withdrawal.  No Member shall have the right or power to voluntarily withdraw from the Company.

6.4.         Involuntary Withdrawal.  Immediately upon the occurrence of any of the following events (“Involuntary Withdrawal”), the successor of the withdrawn Member shall thereupon become an Interest Holder but shall not become a Member without the consent of Members owning at least fifty-one percent (51%) of the Membership Units: (i) making an assignment for the benefit of creditors; (ii) filing a voluntary petition in bankruptcy; (iii) becoming the subject of an order for relief or being declared insolvent in any bankruptcy or insolvency proceeding; (iv) filing a petition or answer seeking for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation; (v) filing an answer or other pleading admitting or failing to contest the material allegation of a petition filed against him in any proceeding of the nature described in subparagraph (iv); (vi) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of the general partner or of all or any substantial part of his properties; or (vii) transferring all or a majority of the assets or stock of a Member to a successor.

6.5.         Substitute Member.  Except as otherwise provided, any transferee permitted to acquire or receive an Interest pursuant to this paragraph shall be a substitute Member and shall be bound by all of the provisions of this Agreement.

7.      Right of Members to Participate in Future Equity Offerings by the Company.

7.1.         Delivery of Offer to Participate.  In the event that the Company intends to issue any additional Membership Units in order to raise capital (“Offered Units”), the Company shall deliver to the Members a written notice of any proposed or intended issuance of Offered Units (“Offer”).  The Offer shall (i) identify and describe the Offered Units, (ii) describe the price and other terms upon which they will be issued, and the number or manner of Offered Units to be issued, (iii) describe the general terms upon which the Company proposes to effect such Offer or issuance and (iv) offer to issue and sell to such Member a pro rata portion of the Offered Units determined by dividing the aggregate number of Membership Units then held by such Members by the total number of Membership Units then outstanding (“Basic Amount”), and any additional portion of the Offered Units attributable to the Basic Amounts of other members as such Member shall indicate he will purchase or acquire should the other Members subscribe for less than their Basic Amounts (“Under Subscription Amount”).  Each Member shall have the right, for a period of fourteen (14) days following delivery of the Offer, to purchase or acquire, at the price and upon the other terms specified in the Offer, the number or amount of Offered Units described above.  The Offer by its terms shall remain open and irrevocable for such fourteen (14) day period.

7.2.         Member Acceptance of Offer to Participate.  To accept an Offer, in whole or in part, a Member must deliver a written notice to the Company prior to the end of the fourteen (14) day period of the Offer setting forth the portion of the Member’s Basic Amount that such Member elects to purchase and, if such Member shall elect to purchase all of his Basic Amount, the Under Subscription Amount, if any, that such Member elects to purchase (“Notice of Acceptance”).  If the Basic Amounts subscribed for by all Members are less than the total of all of the Basic Amounts available for purchase, then each Member who set forth Under Subscription Amounts in his Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, all Under Subscription Amounts he has subscribed for; provided, however, that should the Under Subscription Amounts subscribed for exceed the difference of all the Basic Amounts available for purchase and the Basic Amounts subscribed for (“Available Under Subscription Amount”), each Member who has subscribed for any Under Subscription Amount shall be entitled to purchase only that portion of the Available Under Subscription Amount as the Under Subscription Amount subscribed for by such Member bears to the total Under Subscription Amounts subscribed for by all Members, subject to an equitable rounding by the Manager to the extent that the Manager reasonably deems necessary.

7.3.         Sale of Membership Units of Third Parties.  The Company shall have one hundred eighty (180) days from the expiration of the Period set forth in Paragraph 7.2 to issue and sell all or any part of such Offered Units as to which a Notice of Acceptance has not been given by the Members (“Refused Units”), but only upon terms and conditions which are not, in the aggregate, more favorable to the acquiring person or persons and less favorable to the Company than those set forth in the Offer.  If the Refused Units are not sold within such one hundred eighty (180) day period, then such Membership Units may not be issued and sold until they are again offered to the Members under the procedures specified in this paragraph.

8.            Dispute Resolution.  Any claim or controversy arising out of or related to this Agreement, or any breach thereof, that interferes with the conduct of the business shall, upon the request of any Member, be submitted to a single arbitrator selected by the Members and settled by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Any decision made pursuant to such arbitration shall be binding and conclusive upon the parties and judgment upon such decision may be entered in any court having jurisdiction thereof.  This paragraph shall not apply in the event that a party seeks equitable or other relief not available in arbitration.  Any arbitration shall be conducted in the Metropolitan Washington, D.C. area.

9.            Dissolution.

9.1.         Events of Dissolution.  The Company shall be dissolved upon the unanimous written agreement of the Members owning at least seventy-five percent (75%) of the Membership Units, upon 90 days notice to any Member not agreeing to the dissolution.

9.2.         Filing of Articles of Cancellation.  If the Company is dissolved, the Manager shall promptly file Articles of Cancellation with the United Arab Emirates/Jebel Ali Free Zone authorities.

10.           Liquidation.

10.1.       Upon termination and dissolution of the Company, the Members shall proceed to wind up the affairs of the Company.  The liabilities and obligations of the Company to creditors (other than Members) and all expenses incurred in its liquidation and dissolution will be paid and will have first priority in winding up.  The Members may retain from available cash and other assets of the Company sufficient reserves for anticipated and contingent liabilities.  Undistributed cash, and other property valued at its fair market value on the date of distribution, will be distributed to the Members in the following order:

10.1.1. First, to repay any loans to the Company by a Member.

10.1.2. Distributions will then be made to the Members in proportion to the credit balances in their Capital Accounts until the capital account of each Member shall be brought to zero.

10.1.3. The balance, if any, will be distributed to the Members in proportion to their respective Membership Units.

10.2.       No Interest Holder shall be obligated to restore a Negative Capital Account except where such Interest Holder engaged in fraud, gross negligence or an intentional breach of this Agreement.

11.           Books, Records, Accounting, and Tax Elections.

11.1.       Bank Accounts.  The Company shall establish and administer a special bank account or accounts in the name of the Company.  The account(s) may be in the United States or United Arab Emirates, as determined by the Manager.

11.2.       Books and Records.  The Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business.  The books and records shall remain available for examination by any Member or the Member's duly authorized representative at any and all reasonable times upon reasonable notice during normal business hours.

11.3.       Annual Accounting Period.  The annual accounting period of the Company shall be its taxable year.  The Company's taxable year shall begin on November 1 and end on October 31 of each calendar year.

11.4.       Reports. The Manager shall use its best efforts to cause the Company to deliver to each Member, within twenty-one (21) days after the end of each calendar month, and seventy-five (75) days after the end of the year, financial reports of the Company for such month or year.  Monthly reports shall contain reports of operations and a general management report on important events in the prior quarter and coming months.  Within seventy-five (75) days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Member a complete accounting of the affairs of the Company for the taxable year then ended.  In addition, within seventy-five (75) days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Member, that tax information concerning the Company which is reasonably necessary for preparing the Member’s income tax returns for that year.

12.           Special and Regulatory Clause

The Members hereby authorize the Manager, upon the advice of the Company's tax or corporate counsel, to amend this Agreement to comply with the United States Internal Revenue Code of 1986, as amended (“Code”) and the regulations and rules promulgated thereunder, and/or the laws and rules of the United Arab Emirates/Jebel Ali Free Zone; provided, however, that no amendment shall materially affect the rights of an Interest Holder without the Interest Holder's prior written consent.

13.           Defined Terms.  The following capitalized terms shall have the meanings specified in this Paragraph 13.

13.1.       “Capital Account” means the account maintained by the Company for each Interest Holder in accordance with the following provisions:

13.1.1. an Interest Holder's Capital Account shall be credited with the Interest Holder's Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder's distributive share of Profit and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of Paragraph 3; and

13.1.2. an Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Paragraph 3.

If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest.  If the book value of Company property is adjusted, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment.  It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of United States Internal Revenue Regulation § 1.704-l(b)(2), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

13.2.       “Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under United States Internal Revenue Regulation § 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.  The Capital Contributions of the Members as of the date of this Agreement, with a cost or value schedule, are set forth on Exhibit 2.

13.3.       “Interest” means a Person's share of the Profits and Losses of, and the right to receive distributions from, the Company.

13.4.       “Interest Holder” means any Person who holds an Interest, whether as a Member or as an un-admitted assignee of a Member.

13.5.       “Member” means the individuals listed on Exhibit 1. A Member may also include any Person who subsequently is admitted as a Member of the Company.

13.6.       “Membership Percentage” means, as to a Member, the percentage of Units held by such Member in proportion to the total number of Units in the Company, and as to an Interest Holder who is not a Member, the Membership Percentage of the Member whose Membership Units have been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member's Membership Units.

13.7.       “Membership Units” means, with respect to any Member, the number or percentage of units set forth opposite each Member's name on Exhibit 1, as amended from time to time.  A Unit represents a Person's share of Profits and Losses of, and the right to receive distributions from, the Company.

13.8.       “Membership Rights” means all of the rights of a Member in the Company, including a Member's:  (i) Interest, (ii) right to inspect the Company's books and records, and (iii) right to participate in the management of and vote on matters coming before the Company.

13.9.       “Negative Capital Account” means a Capital Account with a balance of less than zero.

13.10.     “Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

13.11.     “Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company's taxable income or loss determined in accordance with United Stated Internal Revenue Code § 703(a), with the following adjustments:

13.11.1. all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to United Stated Internal Revenue Code § 703(a)(1) shall be included in computing taxable income or loss;

13.11.2. any United Stated Internal Revenue tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

13.11.3. any expenditures of the Company described in United Stated Internal Revenue Code § 705(a)(2)(B) (or treated as such pursuant to United Stated Internal Revenue Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

13.11.4. gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

13.11.5. in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

13.11.6. notwithstanding any other provision of this definition, any items which are specially allocated herein shall not be taken into account in computing Profit or Loss.

13.12.       “Tax Rate” means the highest blended national, federal, state and local income tax rate applicable to any of the Members.

13.13.       “Territory” means the United Arab Emirates, the Kingdom of Saudi Arabia, and elsewhere as the Company may determine.

13.14.       “Transfer” means any voluntary or involuntary sale, hypothecation, pledge, assignment, attachment or other transfer.

13.15.       “Voluntary Withdrawal” means a Member's dissociation with the Company by means other than a Transfer or an Involuntary Withdrawal.

14.           General Provisions.

14.1.       Assurances.  Each Member shall execute all such certificates and other documents and shall do all such filing recording, publishing, and other acts as the Members deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

14.2.       Notifications.  Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested.  A notice must be addressed to an Interest Holder at the Interest Holder's last known address on the records of the Company.  A notice to the Company must be addressed to the Company's principal office.  A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered.  A notice that is sent by mail will be deemed given three (3) business days after it is mailed.  Any party may designate, by notice to all of the others, substitute addresses or addressees for notices and, thereafter, notices are to be directed to those substitute addresses or addressees.

14.3.       Complete Agreement.  This Agreement constitutes the complete and exclusive statement of the agreement among the Members.  It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.

14.4.       Applicable Law.  All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the laws of the United Arab Emirates/Jebel Ali Free Zone.

14.5.       Paragraph Titles.  The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

14.6.       Binding Provisions.  This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.

14.7.       Terms.  Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

14.8.       Separability of Provisions.  Each provision of this Agreement shall be considered separable and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

14.9.       Counterparts.  This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document.  The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

14.10.     IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth above.

WITNESS:	MEMBER:	SteelCloud

(SEAL)

WITNESS:	MEMBER:	XSAT

(SEAL)

EXHIBIT 1

MEMBERS	UNITS (TOTAL 100)

SteelCloud, Inc.	80 units (80%)
14040 Park Center Drive, Suite 210
Herndon, VA 20171
USA

XSAT FTZ	20 units (20%)
JAFZA View 19, Office 2701
Jebel Ali Free Zone
Dubai
UAE